ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") dated as of April 30, 2020 (the “Effective Date”), is entered into by and among Rocky Mountain Productions, Inc., a Nevada corporation, ("Purchaser"), and RAW PHARMA, LLC, a Utah limited liability company and Jesse McMullin (collectively “Seller”).

Whereas, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s assets relating to and used in Seller’s business (the “Business”), upon the terms and subject to the conditions of this Agreement.

Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I. PURCHASE AND SALE OF ACQUIRED ASSETS

Purchase and Sale. (a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all the right, title and interest of Seller in, to and under the Acquired Assets (as hereinafter defined), for a total purchase price (the “Purchase Price”) to be paid as follows:

a.	$250,000 in cash, to be paid to Seller on or before August 15, 2020, an additional $500,000 in cash on or before November 30, 2020, and in addition to the above, $750,000 in 8 consecutive monthly installments of $85,000 each, beginning May 8, 2020, then June 15, 2020, then a like payment on the 15th day of each month thereafter, with a final 9th payment on January 15, 2021 being $70,000. The remaining $250,000 shall be paid on or before March 1, 2021.

b.	27,000,000 shares of validly issued, fully paid, non-assessable shares of Rocky Mountain High Brands, Inc.’s common stock to be issued on the effective date of the asset purchase. Rocky Mountain High Brands, Inc. is traded on the OTC Markets as RMHB. These shares shall be restricted shares under Rule 144 of the Securities Act and shall be subject thereto. The shares shall be valued using the closing share price for the Purchaser’s common stock on the effective date of the asset sale. The shares shall be issued to individuals or entities in accordance with written instructions by Jesse McMullin to be delivered to David M. Seeberger on or before close of business May 4, 2020.

c.	Purchaser’s assumption of and refinancing in Purchaser’s name or paying off, on or before December 31, 2020 of Seller’s Chase Bank loans or debts, as directed by Seller, on the equipment, with an approximate payoff of $1,007,000. Beginning on June 15, 2020, Purchaser shall pay to Seller $20,000.00 per month for leasing said equipment from Seller and such payments shall immediately cease upon the refinance or payoff of said Chase Bank loan. Seller shall receive all depreciation associated with and/or attributed to the equipment. Purchaser shall not sell, assign, or otherwise transfer any of the Acquired Assets without prior written permission of Seller, until the entire Purchase Price is paid in full to Seller.

d.	Purchaser’s assumption, or re-leasing, of Raw Pharma Capital, LLC’s sublease agreement for the premises located at 1000 Shiloh Rd., Suite 200, Plano Texas, and assumption of the leases currently in place for the operation of the Business, including but not limited to CO2, gas (for forklifts), and such.

e.	Until the entire Purchase Price is paid in full, and all other obligations of this Agreement have been satisfied, Purchaser grants unto Seller, and Seller retains, a first priority security interest of all assets of Purchaser. Purchaser authorizes the filing of financing statements necessary to perfect Seller's security interest, and Purchaser shall otherwise cooperate with Seller on any steps necessary to perfect Seller’s security interest.
f.	Until the entire Purchase Price is paid in full, and all other obligations of this Agreement have been satisfied, the assets currently located at 1000 Shiloh Rd Suite 150 and 200 Plano Texas will not be relocated or removed without the written consent of Seller, and if Purchaser fails to timely cure a default after notice, seller may access said assets at sellers sole discretion. Purchaser will not challenge such access if Purchaser does not cure, and such access by Seller shall not be trespassing.
g.	Purchaser shall employ Mark Clark and Paul Dawson for not less than three months at a gross salary of $10,000.00 per month each, with the salary of Mark Clark to be “against commissions” of the greater of 5% of his monthly gross sales, or $10,000 per month; whatever is produced/charged by Purchaser (the “Transaction”) for which Mark Clark is involved with any work product for the completion of a customer’s order, then 5% of that Transaction will be credited to the aggregate of Mark Clark’s production for that month. Mark Clark and Paul Dawson will be issued 100,000 shares each of validly issued, fully paid, non-assessable shares of Rocky Mountain High Brands, Inc.’s common stock to be issued on the effective date of the asset purchase. Rocky Mountain High Brands, Inc. is traded on the OTC Markets as RMHB. These shares shall be restricted shares under Rule 144 of the Securities Act and shall be subject thereto. The shares shall be valued using the closing share price for the Purchaser’s common stock on the effective date of the asset sale.

I.1.The purchase and sale of the Acquired Assets is referred to in this Agreement as the “Acquisition.” THIS IS AN ASSET PURCHASE ONLY AND NO LIABILITIES OF SELLER ARE BEING ASSUMED BY PURCHASER.

I.2. Acquired Assets.

(a)                The term “Acquired Assets” means all of the assets of Seller of any nature whatsoever, including but not limited to the following assets of Seller:

(i)All of those assets set forth in Exhibit “A” attached hereto;

(ii)       All procedures relating to the operation of the Business;

(iii) All general intangibles relating or associated with the operation of the Business; and

(iv)       All goodwill generated by, and associated with, the Business.

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II. THE CLOSING

II.1. Closing Date. The closing of the Acquisition (the “Closing”) shall take place on or before April 30, 2020, or at such other date as may be agreed upon in writing by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing may also be effectuated with the exchange of closing documents by facsimile or electronic mail and delivery of Purchaser’s shares.

II.2. Transactions To Be Effected at the Closing. At the Closing:

(a)                Seller shall execute and deliver, if appropriate, to Purchaser the following:

(i)A Bill of Sale and Assignment in the form attached hereto as Exhibit “B”;

(ii)        such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b)               Purchaser shall deliver to Seller the following:

(i)the Purchase Price as described in Section 1.1 hereof;

(ii)        such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

III.

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as follows:

III.1. Organization, Standing and Power. Seller is a Utah limited liability company, duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on the Business as presently conducted.

III.2. Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action by Seller's shareholders. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

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III.3. No Conflicts; Consents. To Seller's knowledge, the execution and delivery by Seller of this Agreement do not (a) conflict with, (b) result in any violation of or default under, (c) give rise to (i) a right of termination, cancellation or acceleration of any obligation under, (ii) a loss of a material benefit under or (iii) increased, additional, accelerated or guaranteed rights or entitlements of any person under, or (d) result in the creation of any Lien upon any of the properties or assets of Seller under any provision of the certificate or articles of incorporation and by-laws of Seller. No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any third party or any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition.

III.4. Sufficiency of Acquired Assets. The Acquired Assets constitute all of the assets that are employed by Seller in connection with the Business. The Acquired Assets are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

III.5. Proceedings. There are no pending suits, actions or proceedings (collectively, “Proceedings” and each, a “Proceeding”) or claims arising out of the conduct of the Business or against or affecting any Acquired Asset. Seller is not a party or subject to or in default under any judgment applicable to the conduct of the Business or any Acquired Asset. There is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business. To the knowledge of Seller, there is no pending or threatened investigation of or affecting the conduct of the Business or any Acquired Asset.

III.6. Absence of Changes or Events. Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

III.7. Compliance with Applicable Laws. Seller has not received any written or oral communication from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any applicable laws, regulations, ordinances and the like (“Applicable Laws”). Seller has not received any written notice that any investigation or review by any Governmental Entity with respect to any Acquired Asset or the Business is pending or that any such investigation or review is contemplated.

III.8. Effect of Transaction. No vendor, customer, supplier, employee, client, creditor, or other person having a business relationship with the Business has informed Seller that such person intends to change such relationship because of the Acquisition or the consummation of any other transaction contemplated hereby.

III.9. Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any document, certificate, Exhibit or Schedule furnished or to be furnished by or on behalf of Seller to Purchaser or any of Purchaser’s representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, Exhibit or Schedule.

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Purchaser represents and warrants to Seller as follows:

III.10. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

III.11.Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby will on or before the Closing Date, be duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

III.12. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not conflict with any contract to which Purchaser is a party. No consent of or registration, declaration or filing with any third party or any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

III.13. No Superior Liens. As of the date of this Agreement, and as of the Closing Date, there do not exist any prior liens or security interests to which Seller's security interest (provided for in Article I(e)) would be or become subordinate.

IV.

COVENANTS

IV.1. Covenants of Seller Relating to Conduct of Business.

(a)                Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall conduct the Business in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve the relationships of the Business with all vendors, customers, suppliers and other persons with whom the Business deals. Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth herein not being satisfied. In addition, prior to the Closing and except as otherwise expressly permitted by the terms of this Agreement, Seller shall not take any significant action or make any significant decision with respect to the Business without the prior written consent of Purchaser.

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IV.2. Reasonable Efforts.

(a)                On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur as provided in Section 2.1 as soon as practicable following the satisfaction or waiver of the conditions precedent set forth herein, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Closing.

IV.3. Post-Closing Cooperation.

(a)                Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance (to the extent within the control of such party) relating to the Business as is reasonably necessary for financial reporting and accounting matters.

Section 4.5 Further Assurances. From time to time, as and when requested by any party, each party, without expense to such party, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

V.

CONDITIONS PRECEDENT

V.1. Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct.

(b)               Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

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(c)                Absence of Proceedings. There shall not be pending or threatened by any Governmental Entity any Proceedings (or by any other person any Proceedings that has a reasonable likelihood of success), challenging or seeking in any respect to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement.

(d)               Consents. Seller shall have received written consents from all persons necessary or appropriate to effect the Acquisition.

V.2. Conditions to the Obligations of Seller. The obligation of Seller to complete the Acquisition is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct.

(b)               Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

VI.
TERMINATION, AMENDMENT AND WAIVER

VI.1. Termination.

(a)                Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(i)by mutual written consent of Purchaser and Seller;

(ii)by Seller if (i) Purchaser breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches its representations and warranties in any material respect, (ii) Seller has notified Purchaser in writing of the breach, and (iii) the breach is incapable of being cured or has continued without cure for a period of ten calendar (10) days after the notice of breach.

VI.2. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described herein, this Agreement shall become null and void and of no further force and effect.

VI.3. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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VII.

INDEMNIFICATION

VII.1. Indemnification by Seller. Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, partners, members, managers, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, obligations, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable within thirty (30) days after receipt of a written request), for or on account of, or arising from or in connection with or otherwise in respect of:

(a)                any breach of any representation or warranty of Seller that survives the Closing contained in this Agreement; or

(b)               any breach of any covenant of Seller contained in this Agreement.

VII.2. Indemnification by Purchaser. Purchaser shall indemnify Seller and its officers, directors, shareholders, employees, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of, or arising from or in connection with or otherwise with respect of:

(a)                any breach of any representation, warranty of Purchaser contained in this Agreement; or

(b)               any breach of any covenant of Purchaser contained in this Agreement.

(c)                any claims of James Gang, Eagle Manufacturing Solutions, Inc., Eagle Processing & Distribution, Inc. or any other entity related to any of the foregoing.

VIII.

GENERAL PROVISIONS

VIII.1. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller without the prior written consent of Purchaser. Purchaser may assign this Agreement to an entity controlled by Purchaser by providing written notice to Seller.

VIII.2. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

VIII.3. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

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To the Seller:

Raw Pharma,LLC
1000 Shiloh Rd.
Plano TX 75074

To the Purchaser:

Rocky Mountain Productions, Inc.
Attn: David M. Seeberger
9101 LBJ Freeway, Suite 200
Dallas, TX 75243

VIII.4. Interpretation; Exhibits and Schedules; Certain Definitions.

(a)                The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)               For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and, in the case of Seller, shall be deemed to include the shareholders of Seller.

“including” means including, without limitation.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

VIII.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

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VIII.6. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

VIII.7. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

VIII.8. Consent to Jurisdiction. Purchaser and Seller irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas, County of Collin, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

VIII.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 9.10 Seller’s Knowledge. For purposes of this Agreement, “Seller’s knowledge” shall mean the actual knowledge, upon reasonable investigation or inquiry, of the Seller.

Article VIIII

Pricing for Rhino Rush, 3GS, LLC or Rush Beverage

Section 1.0 Preferred Pricing. Rhino Rush 3GS, LLC or Rush Beverage (“Rush”) will have much of its product made with Purchaser. Pricing for Rush’s products will be as follows: Shot pricing: the greater of $.30 per finished individual shot; or, ingredient and packaging materials, supplied by Purchaser, (from Rush approved vendors) plus $.15 tolling, packed out as instructed by Rush, with a 3-pallet minimum. Can Pricing: the greater of $.37 per finished individual can; or ingredient and packaging materials, supplied by Purchaser, (from Rush approved vendors) plus $.11 tolling, packed out as instructed by Rush, with a 3-pallet minimum. (Example: ingredient cost $.07, Packaging costs $.05, tolling costs $.11 for a total project cost of $.23 but the quoted price of $.37 is greater, then Rush’s cost would be $.37). All finished goods will be delivered to Rush no longer than twenty (20) calendar days from date purchase order is sent electronically by Rush to Purchaser, and the payment for each purchase order will be made within forty-five (45) days of products delivery. Payments made after forty-five (45) days will begin accruing interest at a rate of eighteen-percent (18%) per year.

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Section 1.1 Product delivery. Finished cans or shots will be considered “delivered” on the date that the completed order is ready for pick-up at Purchaser’s warehouse. If there is storage space available at Purchaser’s warehouse, then Rush may elect to have finished product stored at said warehouse for a fee of $4 per pallet per month. Components, parts, ingredients, packaging or otherwise for Rush’s products will be stored at no cost.

Section 2.0 Wholesale. Rush is currently working with a number of clients for the wholesale of hand sanitizer. Rush will be allowed to continue contract negotiations with: Target, Walmart, Costco, H-E-B, Kroger and other distributors/customers unencumbered. Pricing will be mutually agreed upon on an ongoing basis as needed, with all reasonable efforts being made by both parties to work together for the best of Rush’s customer. When available, a 50/50 split will be used as a standard where all revenue above Cost of Goods Sold (pricing of components, shipping, and testing) will be split between Rush and Purchaser.

Section 3.0 Building Access. Rush or Seller will be granted unrestricted access to any location where Rush’s ingredients, packaging, or finished product are being stored as well as unrestricted access to 1000 Shiloh Rd Suite: 200 Plano Texas. Rush may choose to occupy one (1) office in the 1000 Shiloh Rd Suite: 200 Plano, Texas address, and said office will be of Rush’s sole discretion. Conference room may be used by Rush, should it not conflict with Purchaser. Purchaser may choose to charge a rent for said Rush occupied office, however rent will not to exceed $800.00 per month and payment is due to the Purchaser the first Monday of each month.

(Signature page follows)

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IN WITNESS WHEREOF, this Agreement has been executed effective the date and place first written above.

SELLER: RAW PHARMA, LLC

By: /s/ Jesse McMullin

Jesse McMullin - Member

PURCHASER: Rocky Mountain Productions, Inc.

By: /s/ Charles Smith

Charles Smith - C.E.O.

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